(THE 3DO COMPANY LETTERHEAD)

                                                                     EXHIBIT 5.1

                                November 22, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

         As General Counsel for The 3DO Company, a Delaware corporation (the "Company"), I am rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 4,145,213 shares of the Common Stock, $0.01 par value (the "Shares"), of the Company which may be issued pursuant to the exercise of options granted under the Company's 2002 Stock Plan and the stock purchase rights exercised under the Company's 1994 Employee Stock Purchase Plan (the "Plans"). I have examined all instruments, documents and the proceedings taken, and am familiar with the issuance and sale of the Shares pursuant to the Plans.

         It is my opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

         I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and amendments thereto.

                                                  Respectfully submitted,


                                                  /s/ James Alan Cook
                                                  ------------------------
                                                  James Alan Cook
                                                  Executive Vice President
                                                  and General Counsel